Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Virtusa Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

July 20, 2009

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Virtusa Corporation to be held at 9:00 a.m., local time, on Tuesday, September 1, 2009 at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581.

        At this annual meeting, you will be asked to (i) elect three (3) class II directors, as nominated by our board of directors, for a three-year term, (ii) ratify the appointment of our independent registered public accountants, and (iii) to transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof. The board of directors unanimously recommends that you vote FOR election of the director nominees and FOR ratification of appointment of our independent registered public accountants.

        Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

        Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Kris Canekeratne Chairman and Chief Executive Officer

Virtusa Corporation
2000 West Park Drive
Westborough, Massachusetts 01581
(508) 389-7300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, September 1, 2009

To the Stockholders of Virtusa Corporation:

        The annual meeting of stockholders of Virtusa Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, September 1, 2009, at 9:00 a.m., local time, at Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581, for the following purposes:

          1.     To elect three (3) class II directors, as nominated by our board of directors, to our board, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;

          2.     To ratify the appointment of the accounting firm of KPMG LLP as the Company's independent registered public accountants for the current fiscal year; and

          3.     To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

        Proposal 1 relates solely to the election of three (3) class II directors nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

        Only stockholders of record at the close of business on July 15, 2009, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

        All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to sign and return the enclosed proxy card so that your shares will be represented at the annual meeting. If you attend the annual meeting in person, you may vote in person even if you have previously returned your proxy card.

By Order of the Board of Directors,
/s/ RANJAN KALIA Ranjan Kalia Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Westborough, Massachusetts
July 20, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON TUESDAY, SEPTEMBER 1, 2009. THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT www.envisionreports.com/vrtu, FOR REGISTERED HOLDERS AND AT www.edocumentview.com/vrtu FOR BENEFICIAL/STREET HOLDERS.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

VIRTUSA CORPORATION
2000 West Park Drive
Westborough, Massachusetts 01581

PROXY STATEMENT
For the annual meeting of stockholders
To Be Held on Tuesday, September 1, 2009

July 20, 2009

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Virtusa Corporation, a Delaware corporation (the "Company," "our," "we" or "us"), for use at the annual meeting of stockholders to be held on Tuesday, September 1, 2009, at 9:00 a.m., local time, at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended March 31, 2009, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about July 27, 2009.

        The purposes of the annual meeting are to elect three (3) class II directors, as nominated by our board of directors, for a three-year term, and to ratify the appointment of the Company's independent registered public accountants. Only stockholders of record at the close of business on July 15, 2009 will be entitled to receive notice of and to vote at the annual meeting. As of July 15, 2009, 23,632,347 shares of common stock, $.01 par value per share, of the Company were outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the annual meeting.

        Stockholders may vote in person or by proxy. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attention: Secretary, before the taking of the vote at the annual meeting.

        The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        For Proposal 1, the election of three (3) class II directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as a director. For Proposal 2, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

        The persons named as attorney-in-fact in the proxies, Ranjan Kalia, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, and Paul D. Tutun, Vice President, General Counsel and Assistant Secretary, were selected by the board of directors. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such person at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of each of the director nominees and FOR ratification of the appointment of our independent registered public accountants.

        Aside from the election of three (3) class II directors and the ratification of the appointment of the independent registered public accountants, the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the persons named as attorney-in-fact in the proxies.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of May 26, 2009: (i) by each person who is known by us to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director or nominee; (iii) by each named executive officer; and (iv) by all directors and executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned(2)
Five percent stockholders:
Sigma Partners(3)	4,525,570	19.28%
1600 Camino Real, Suite 280 Menlo Park, CA 94025
Charles River Ventures(4)	2,184,611	9.31%
1000 Winter Street, Suite 3300 Waltham, MA 02451
William Blair & Company, L.L.C.(5)	1,776,131	7.57%
222 W. Adams Chicago, IL 60606
Executive officers and directors:
Kris A. Canekeratne(6)	2,293,483	9.77%
Thomas R. Holler(7)	278,049	1.18%
Ranjan Kalia(8)	20,000	*
Roger Keith Modder(9)	212,079	*
Raj Rajgopal(10)	212,476	*
Robert E. Davoli(11)	4,630,117	19.73%
Izhar Armony(12)	2,203,524	9.38%
Ronald T. Maheu(13)	87,064	*
Martin Trust(14)	577,122	2.45%
Rowland T. Moriarty(15)	539,798	2.29%
William K. O'Brien	—	—
All executive officers, directors and nominees as a group(16) (11 persons)	11,053,712	45.76%

*
Represents less than 1% of the outstanding common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding for a person or group includes shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of May 26, 2009.

(2)
Applicable percentage of beneficial ownership for a person as of May 26, 2009 is based upon 23,467,775 shares outstanding at May 26, 2009, and those shares issuable pursuant to options held by such person or group that are currently exercisable or may be exercised within 60 days of May 26, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The number of shares outstanding excludes 1,759,388 shares which are held in treasury and considered issued but not outstanding.

(3)
Consists of 3,533,396 shares held by Sigma Partners V, L.P., 784,800 shares held by Sigma Associates V, L.P. and 207,374 shares held by Sigma Investors V, L.P. Mr. Davoli is a managing director and the general partner of Sigma Partners V, L.P., Sigma Associates V, L.P. and Sigma Investors V, L.P. and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Davoli disclaims beneficial ownership of the shares held by each of the funds managed by Sigma Partners except to the extent of his pecuniary interest therein, if any. Such information is provided based upon information contained in the Schedule 13G filed by Sigma Partners on May 1, 2008.

(4)
Consists of 2,119,810 shares held by Charles River Partnership XI, L.P., 53,542 shares held by Charles River Friends XI-A, L.P. and 11,259 shares held by Charles River Friends XI-B, L.P. Mr. Armony is a general partner or managing member, as applicable, of the general partner of each of Charles River Partnership XI, L.P., Charles River Friends XI-A, L.P. and Charles River Friends XI-B, L.P. and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Armony disclaims beneficial ownership of the shares held by each of the entities managed by its respective general partnership of which Mr. Armony is the general partner or managing member, except to the extent of his pecuniary interest therein, if any. Such information is provided based upon information contained in the Schedule 13G filed by Charles River on January 12, 2009.

(5)
Such information is provided based upon information contained in the Schedule 13G filed by William Blair & Company, L.L.C., on January 12, 2009.

(6)
Consists of 1,401,221 shares owned by Mr. Canekeratne, 770,298 shares owned by Tushara Canekeratne, the spouse of Mr. Canekeratne and former executive officer of the Company, 60,982 shares held by the Kris Canekeratne Irrevocable Trust, 60,982 shares held by the Tushara Canekeratne Irrevocable Trust, and includes 50,000 shares of performance based restricted stock granted to Mr. Canekeratne which are subject to vesting and forfeiture. See Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

(7)
Consists of 180,534 shares held directly by Mr. Holler and includes 97,515 shares issuable to Mr. Holler upon the exercise of stock options exercisable within 60 days of May 26, 2009 and includes 15,000 shares of performance based restricted stock granted to Mr. Holler which are subject to vesting and forfeiture. See Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares. The number of shares held by Mr. Holler also reflects 120,000 shares of restricted stock granted to Mr. Holler, of which, 45,000 restricted shares vest or are vested within 60 days of May 26, 2009.

(8)
Includes 10,000 shares issuable to Mr. Kalia upon the exercise of stock options exercisable within 60 days of May 26, 2009, and 10,000 shares of performance based restricted stock granted to Mr. Kalia which are subject to vesting and forfeiture. See Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

(9)
Includes 177,079 shares issuable to Mr. Modder upon the exercise of stock options exercisable within 60 days of May 26, 2009 and 35,000 shares of performance based restricted stock granted to Mr. Modder which are subject to vesting and forfeiture. See Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

(10)
Includes 171,987 shares issuable to Mr. Rajgopal upon the exercise of stock options exercisable within 60 days of May 26, 2009 and 5,489 shares of restricted stock granted to him, of which, 1,372 restricted shares vest or are vested within 60 days of May 26, 2009, and 35,000 shares of performance based restricted stock granted to Mr. Rajgopal, which are subject to vesting and forfeiture. See Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

(11)
Consists of shares held by Sigma Partners V, L.P., Sigma Associates V, L.P., and Sigma Investors V, L.P., as set forth in footnote (3) above. Also includes, 101,608 shares held directly by Mr. Davoli and 2,939 shares issuable to Mr. Davoli upon the exercise of stock options exercisable within 60 days of May 26, 2009. Mr. Davoli is a managing director and the general partner of Sigma Partners V, L.P., Sigma Associates V, L.P. and Sigma Investors V, L.P. and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Davoli disclaims beneficial ownership of the shares held by each of the funds managed by Sigma Partners except to the extent of his pecuniary interest therein, if any.

(12)
Consists of shares held by Charles River Partnership XI, L.P., Charles River Friends XI-A, L.P. and Charles River Friends XI-B, L.P as set forth in footnote (4) above. Also includes 18,913 shares issuable to Mr. Armony upon exercise of stock options exercisable within 60 days of May 26, 2009. Mr. Armony is a general partner or managing member, as applicable, of the general partner of each of Charles River Partnership XI, L.P., Charles River Friends XI-A, L.P. and Charles River Friends XI-B, L.P. and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Armony disclaims beneficial ownership of the shares held by each of the entities managed by its respective general partnership of which Mr. Armony is the general partner or managing member, except to the extent of his pecuniary interest therein, if any. Pursuant to the terms of the Charles River Partnership XI, L.P. agreement, Mr. Armony is obligated to transfer the stock options held by him, or the underlying shares or proceeds from the exercise and sale thereof, to charity.

(13)
Consists of 2,500 shares held directly by Mr. Maheu and 22,500 shares held by TNR Partnership, a limited partnership, of which Mr. Maheu's spouse is the general partner, and 62,064 shares issuable to Mr. Maheu upon the exercise of stock options exercisable within 60 days of May 26, 2009. Mr. Maheu disclaims beneficial ownership of the shares held by TNR Partnership, except to the extent of his pecuniary interest therein, if any.

(14)
Consists of 203,269 shares held directly by Mr. Trust, 300,581 shares held by the Martin Trust 2006 GRAT, a trust, and 73,272 shares issuable to Mr. Trust upon the exercise of stock options exercisable within 60 days of May 26, 2009. Mr. Trust disclaims beneficial ownership of the shares held by the Martin Trust 2006 GRAT except to the extent of his pecuniary interest therein, if any.

(15)
Consists of 333,325 shares held directly by Mr. Moriarty, 132,366 shares purchased by Rubex LLC, a limited liability company of which Mr. Moriarty is chief investment officer and a managing member and 74,107 shares issuable to Mr. Moriarty upon the exercise of stock options exercisable within 60 days of May 26, 2009. Mr. Moriarty disclaims any beneficial ownership of the shares held by Rubex LLC, except to the extent of his pecuniary interest, if any.

(16)
Includes an aggregate of 687,876 shares issuable upon exercise of stock options exercisable within 60 days of May 26, 2009 held by eleven (11) executive officers and directors, and an aggregate of 125,489 shares of restricted stock, of which 46,372 restricted shares vest or are vested within 60 days of May 26, 2009 and an aggregate of 145,000 shares of performance based restricted stock which are subject to vesting and forfeiture. See Section entitled, "Compensation discussion and analysis-Equity compensation" for a further description of the performance based shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

        Our board of directors currently consists of seven members. Our seventh amended and restated certificate of incorporation divides the board of directors into three classes. One class is elected each year for a term of three years. The directors are elected by a plurality of votes cast by stockholders. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Izhar Armony, Rowland T. Moriarty and Martin Trust and recommended that each nominee be elected to the board of directors as a class II director, each to hold office until the annual meeting of stockholders to be held in the year 2012 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Izhar Armony, Rowland T. Moriarty and Martin Trust are each class II directors whose terms expire at this annual meeting. The board of directors is also composed of (i) two class III directors (Kris Canekeratne and Ronald T. Maheu) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2010 and (ii) two class I directors (Robert E. Davoli and William K. O'Brien) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2011. Mr. Canekeratne is our chief executive officer and the chairman of the board.

        Pursuant to our seventh amended and restated certificate of incorporation and our amended and restated by-laws, our board of directors has the authority to increase or decrease the number of directors and fill or eliminate any vacancies on the board of directors. In connection with the 2008 annual meeting of stockholders, the board of directors decreased the number of directors constituting our board from eight members to seven, effective as of such annual meeting.

        The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

        For Proposal 1, the election of three (3) class II directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as a director.

  Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE NOMINEES LISTED BELOW.

        The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by such nominee and director, the year such nominee's or director's current term will expire and such nominee's and director's current class:

Nominee's or Director's Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class II Director:
Izhar Armony	Director	2009	II
2004
Martin Trust	Director	2009	II
2004
Rowland T. Moriarty	Director	2009	II
2006
Continuing Directors:
Kris Canekeratne	Chief Executive Officer, Chairman	2010	III
1996	of the Board and Director
Ronald T. Maheu	Director	2010	III
2004
Robert E. Davoli	Director	2011	I
2000
William K. O'Brien	Director	2011	I
2008

 EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth the executive officers, director nominees to be elected at the annual meeting, and the directors of the Company, their ages, and the positions currently held by each such person with the Company as of the date of this proxy statement.

Name	Age	Position
Kris Canekeratne	43	Chairman and Chief Executive Officer and Class III Director
Thomas R. Holler	46	Executive Vice President and Chief Operating Officer
Roger Keith Modder	45	President, Asia and Executive Vice President, Global Services
Raj Rajgopal	48	Executive Vice President, Business Development and Client Services
Ranjan Kalia	48	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Robert E. Davoli(1)	61	Class I Director
William K. O'Brien(3)	64	Class I Director
Izhar Armony(2)	45	Class II Director
Martin Trust(1)(3)	74	Class II Director
Rowland T. Moriarty(1)(2)	62	Class II Director
Ronald T. Maheu(2)(3)	67	Class III Director

(1)
Member of the compensation committee.

(2)
Member of the nominating and corporate governance committee

(3)
Member of the audit committee

        Kris A. Canekeratne, one of our co-founders, has served as chairman of our board of directors from our inception and chief executive officer from 1996 to 1997 and from 2000 to the present. In 1997, Mr. Canekeratne co-founded eDocs, Inc., a provider of electronic account management and customer care, later acquired by Oracle Corporation. In 1989, Mr. Canekeratne was one of the founding team members of INSCI Corporation, a supplier of digital document repositories and integrated output management products and services and served as its senior vice president from 1992 to 1996. Mr. Canekeratne obtained his B.S. in Computer Science from Syracuse University.

        Thomas R. Holler has served as our executive vice president and chief operating officer since October 2008, and prior to his promotion, served as our executive vice president, finance, chief financial officer, treasurer and secretary since 2001. Before joining us, from 1996 to 2001, Mr. Holler was chief financial officer and vice president of finance at Cerulean Technology, Inc., a global supplier of wireless mobile applications and services, which was later acquired by Aether Systems Inc. Mr. Holler earned his B.S. in Business Administration from Wayne State University and his M.B.A. from Northeastern University.

        Roger Keith Modder has served as our president, Asia and executive vice president, global services since October 2008, and prior to his promotion, served as our executive vice president and managing director, Asian operations since 2001. Mr. Modder also was a member of our board of directors from April 2004 to October 2004. Prior to joining us, Mr. Modder worked for the John Keells Group where he held managing director positions for two IT solutions companies in the John Keells Group. Mr. Modder is a member of the board of directors of the Lanka Software Foundation and has been a member of the ICT Advisory Committee of the Sri Lanka Export Development Board.

        Raj Rajgopal has served as our executive vice president, business development and client services since October 2008, and prior to his promotion, served as our general manager of communications, content, and technology, or CCT, Business Unit when he joined us in April 2005. Prior to joining us, from 2003 to April 2005, Mr. Rajgopal served as President, Rajgopal Management Consulting, a consulting company, which provided consulting services to us from time to time from January 2004 to March 2005. From September 1990 to April 2003, Mr. Rajgopal held several positions with Cap Gemini Ernst & Young, a consulting company, including serving most recently as Vice President, Management Consulting. Mr. Rajgopal graduated from the Indian Institute of Technology, with a B.S. in Mechanical Engineering, earned his M.S. in Industrial Engineering and Operations Research and in Computer Science from Virginia Tech and earned his M.B.A. from Massachusetts Institute of Technology (M.I.T.), Sloan School of Management.

        Ranjan Kalia has served as our senior vice president, chief financial officer, treasurer and secretary since October 2008, and prior to his promotion, served as our senior vice president, finance when he joined us in April 2008. Prior to joining us, from 2000 to December 2007, Mr. Kalia served as Vice President, Finance Emerging Markets and International Development and Chief Financial Officer—Asia Pacific for EMC Corporation. Mr. Kalia received a M.B.A. from Nichols College and an undergraduate degree from Delhi University, India.

        Robert E. Davoli has served as a member of our board of directors since 2000. Mr. Davoli has been managing director of Sigma Partners, a venture capital investment firm, since November 1995. From February 1993 to September 1994, Mr. Davoli was president and chief executive officer of Epoch Systems, Inc., a vendor of client-server data management software products. From 1990 to 1992, Mr. Davoli served as an executive officer of Sybase, Inc. (which acquired SQL Solutions). In 1985, Mr. Davoli founded SQL Solutions, a purveyor of services and tools for the relational database market where he was president and chief executive officer from 1985 to 1990. Mr. Davoli holds a B.A. in History from Ricker College and studied Computer Science at Northeastern University for two years.

        Izhar Armony has served as a member of our board of directors since April 2004. Mr. Armony has been a partner at Charles River Ventures, a venture capital investment firm, since 1997. Mr. Armony is also a member of the Advisory Board of the Invention Science Fund. Prior to joining Charles River Ventures, Mr. Armony was with Onyx Interactive, an interactive training company based in Tel Aviv where he served as vice president of marketing and business development. Mr. Armony also served as an officer in the Israeli Army. Mr. Armony received an M.B.A. from the Wharton School of Business and an M.A. in Cognitive Psychology from the University of Tel Aviv in Israel.

        Ronald T. Maheu has served as a member of our board of directors since April 2004. Mr. Maheu retired in July 2002 from PricewaterhouseCoopers LLP. Mr. Maheu was a senior partner at PricewaterhouseCoopers LLP from 1998 to July 2002. Mr. Maheu was a founding member of Coopers & Lybrand's board of partners. Following the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Maheu served on both the United States and global boards of partners and principals of PricewaterhouseCoopers until 2001. Mr. Maheu currently serves as a member of the board of directors of Wright Express Corporation and CRA International, Inc.

        Martin Trust has served as a member of our board of directors since October 2004. Mr. Trust is chief executive officer of Samtex (USA), Inc., a holding company engaged in the production of apparel and textile products, a position he has held since October 2003. Mr. Trust was senior advisor to Limited Brands, a retailer of apparel and personal care products, from 2001 to October 2003. Prior to that, Mr. Trust served as president and chief executive officer of Mast Industries, Inc., a contract manufacturer, importer and wholesaler of women's apparel and wholly-owned subsidiary of Limited Brands, from 1970 to 2001. Mr. Trust has served in the capacity of cleared advisor to the United States Department of Commerce with regard to textile trade issues. Mr. Trust has been a member of the board of directors of Staples, Inc. since 1987 and currently serves as chairman of its compensation committee of its board of directors.

        Rowland T. Moriarty has served as a member of our board of directors since July 2006. Mr. Moriarty is currently chairman of the board of directors of CRA International, Inc., a worldwide economic and business consulting firm. Mr. Moriarty also serves as a member of the board of directors of Wright Express Corporation and Staples, Inc. Mr. Moriarty has been the president and chief executive officer of Cubex Corporation, a privately-held consulting company, since 1981. From 1981 to 1992, Mr. Moriarty was Professor of Business Administration at Harvard Business School. He received a D.B.A. from Harvard University, an M.B.A. from the Wharton School of Business and a B.A. from Rutgers University.

        William K. O'Brien has served as a director since November 2008. Mr. O'Brien served as chief executive officer of Enterasys Networks from April 2002 until March 2006, and was named executive chairman of the board in 2004. Prior to Enterasys, Mr. O'Brien worked for over thirty years at PricewaterhouseCoopers LLP, where he served in a number of roles including chief operating officer of the former Coopers & Lybrand, with responsibility for the audit, tax, and financial advisory components of the U.S. business; managing partner for the Boston office; and deputy chairman in the New York-based National office, responsible for international operations and the development of core competitive competencies. He currently serves on the board of directors of Camp Dresser & McKee and Mercury Computer Systems, Inc.. He is a graduate of Bentley College.

        Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of members of the Board of Directors

        The board of directors has determined that Messrs. Armony, Davoli, Maheu, Moriarty, Trust and O'Brien, are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.

Executive sessions of independent directors

        Executive sessions of the independent directors are held immediately after each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. Martin Trust currently serves as the lead independent director. In this role, Mr. Trust serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The independent directors of the board of directors met in executive session three (3) times in our fiscal year ended March 31, 2009.

Policies governing director nominations

Director qualifications

        The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

  •
  nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

  •
  nominees must be highly accomplished in his or her respective field, with superior credentials and recognition;

  •
  nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

  •
  nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

  •
  nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards.

        The board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for identifying and evaluating director nominees

        The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

        Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors' approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for recommendation of director nominees by stockholders

        The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:

        All recommendations for nomination must be in writing and include the following:

  •
  Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder's beneficial owner;

  •
  Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

  •
  Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

  •
  All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

  •
  A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

        Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581.

        Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy governing stockholder communications with the board of directors

        The board of directors provides to every stockholder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for stockholder communication.

        Any of our stockholders who wish to communicate directly with the board of directors or an individual member of the board of directors may do so by sending such communication by U.S. Mail (including courier or expedited delivery service) addressed to the chairman of the board, as a representative of the entire board of directors, or to the individual director or directors, in each case, c/o Secretary, Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581.

        We will forward any such stockholder communication to the chairman of the board of directors, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis.

Policy governing director attendance at annual meetings of stockholders

        Our policy is to encourage all of our directors to be present at our annual stockholder meetings. Five of our six members of our board attended our annual meeting of stockholders held in 2008 (in person or via conference call).

Board of directors evaluation program

        The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts its own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

Code of ethics

        We have adopted a "code of ethics," as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.virtusa.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at http://www.virtusa.com and/or in our public filings with the Securities and Exchange Commission.

        For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.virtusa.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of directors

        The board of directors met ten (10) times during the fiscal year ended March 31, 2009, and took action by unanimous written consent one (1) time. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during the fiscal year ended March 31, 2009. The board of directors has the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at the Corporate Governance section of our website at http://www.virtusa.com. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit committee

        The audit committee of the board of directors currently consists of Messrs. Maheu, Trust and O'Brien (since November 2008), each of whom is an independent director within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission, or SEC, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Moriarty who also satisfies the foregoing independence requirements, served as a member of the audit committee until November 2008, when Mr. O'Brien replaced him on the audit committee and Mr. Moriarty was appointed to the compensation committee. Mr. Maheu serves as the chairman of the audit committee. In addition, the board of directors has determined that each of Mr. Maheu and Mr. O'Brien qualifies as an "audit committee financial expert" under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Maheu and Mr. O'Brien's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Maheu or Mr. O'Brien any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.

        The audit committee met eight (8) times during the fiscal year ended March 31, 2009 and took action by unanimous written consent one (1) time. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com.

        As described more fully in its charter, the audit committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the audit committee responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  •
  approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

  •
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

  •
  establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

  •
  preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation committee

        The compensation committee of the board of directors currently consists of Messrs. Trust, Davoli, and Moriarty (since November 2008), each of whom is an independent director within the meaning of the director independence standards of NASDAQ, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Rule 162(m) of the Internal Revenue Code. Mr. Trust serves as the chairman of the compensation committee. The compensation committee's responsibilities include:

  •
  annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

  •
  evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

  •
  overseeing and administering our compensation, welfare, benefit and pension plans and similar plans; and

  •
  reviewing and making recommendations to the board with respect to director compensation.

        The compensation committee met two (2) times and took action by unanimous written consent three (3) times during the fiscal year ended March 31, 2009. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com.

Nominating and corporate governance committee

        The nominating and corporate governance committee of the board of directors currently consists of Messrs. Moriarty, Armony and Maheu, each of whom is an independent director within the meaning of the director independence standards of NASDAQ. Mr. Moriarty serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee's responsibilities include:

  •
  developing and recommending to the board criteria for board and committee membership;

  •
  establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

  •
  identifying individuals qualified to become board members;

  •
  recommending to the board the persons to be nominated for election as directors and to each of the board's committees;

  •
  developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

  •
  overseeing the evaluation of the board and management.

        The nominating and corporate governance committee met three (3) times during the fiscal year ended March 31, 2009 and did not take any action by written consent. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.virtusa.com.

Compensation committee interlocks and insider participation

        During our fiscal year ended March 31, 2009, Messrs. Trust, Davoli and Moriarty served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

        During our fiscal year ended March 31, 2009, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        The board of directors appointed us as an audit committee to monitor the integrity of Virtusa Corporation's (the "Company's") consolidated financial statements, its system of internal controls and the independence and performance of its internal auditor and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

        We are governed by a written charter adopted by the audit committee, which is available through the Investor Relations page of our website at www.virtusa.com.

        The audit committee consisted of three members, Messrs. Maheu, Trust and O'Brien, all non-employee directors at the time that the actions of the committee described in this report were undertaken during the Company's fiscal year ended March 31, 2009. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Both Messrs. Maheu and O'Brien are "audit committee financial experts" as is currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.

        The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by the Company's management and the independent registered public accounting firm.

        In fulfilling the Company's oversight responsibilities, we discussed with representatives of KPMG LLP, the independent registered public accounting firm for our fiscal year ended March 31, 2009, the overall scope and plans for their audit of the consolidated financial statements for the fiscal year ended March 31, 2009. We met with them, with and without the Company's management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2009 with management and the independent registered public accounting firm.

        We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed with the Securities and Exchange Commission, on its assessment of the effectiveness of the Company's internal control over financial reporting, as well as the Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to KPMG's audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in the Company's fiscal year ended March 31, 2010.

        We discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T, including a discussion of the Company's accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under PCAOB.

        We have reviewed the permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with KPMG their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended March 31, 2009 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

THE AUDIT COMMITTEE
Ronald T. Maheu, Chair Martin Trust William K. O'Brien

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company's cash incentive, stock option and employee stock purchase plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. It has been our practice that all decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for approval and/or ratification. Martin Trust, Robert E. Davoli and Rowland Moriarty are the current members of the compensation committee.

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the "CD&A") for the fiscal year ended March 31, 2009 with management. In reliance on the reviews and discussions referred to above, the compensation committee has approved of the CD&A, and has recommended to the board of directors, and the board of directors has approved, the CD&A for inclusion in the proxy statement for the fiscal year ended March 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Compensation Committee,
Martin Trust (chairman)
Robert E. Davoli
Rowland T. Moriarty

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation discussion and analysis

Overview

        We believe that the compensation of our executive officers should focus executive behavior on the achievement of near-term corporate targets as well as long-term business objectives and strategies. We place significant emphasis on pay-for-performance compensation programs, which reward our executives when we achieve certain financial and business goals and create stockholder value. We use a combination of base salary, annual cash incentive compensation programs, a long-term equity incentive compensation program and a broad-based benefits program to create a competitive compensation package for our executive management team. We describe below our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer and our other executive officers. We refer to our chief executive officer, chief financial officer and the other four executive officers listed in the summary compensation table below as our named executive officers.

Administration and objectives of our executive compensation program

        Our compensation committee, which is comprised entirely of independent directors, is responsible for establishing and administering our policies governing the compensation for our executive officers, including executive officer salaries, bonuses and equity incentive compensation. The compensation committee reviews all components of compensation for our named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. It has been our practice that all decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for approval and/or ratification.

        Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

  •
  attract and retain talented and experienced executives;

  •
  motivate and reward executives whose knowledge, skills and performance are critical to our success;

  •
  provide a competitive compensation package that aligns the interests of our executive officers and stockholders by including a significant variable component which is weighted heavily toward performance-based rewards, based upon achievement of certain measurable operating results such as revenue and operating profit;

  •
  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

  •
  foster a shared commitment among executives by aligning their individual goals with our corporate goals; and

  •
  compensate our executives to manage our business to meet our near-term and long-term objectives.

Methodologies for Establishing Executive Compensation

        We use a mix of short-term compensation (base salaries and cash incentive bonuses) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve the objectives of our executive compensation program. We determine the percentage mix of compensation structures that we think is appropriate for each of our executive officers. In general, the compensation committee believes that a substantial percentage of the compensation of our executive officers should be performance-based.

        The compensation committee meets outside the presence of the executive officers and uses its judgment and experience and the recommendations of the chief executive officer (except for his own compensation) to determine the appropriate mix of compensation for each individual. Our compensation committee has also retained Hewitt Associates, a human resources consulting firm, to assist the committee in developing our overall executive compensation and director compensation program for our 2009 fiscal year, as more described below. The compensation committee determines compensation for our chief executive officer using the same factors it uses for other executive officers, placing relatively less emphasis on base salary, and instead, creating greater performance-based opportunities through long-term equity and short-term cash incentive compensation, which we believe better aligns our chief executive officer's interests with our success and the interests of our stockholders. In assessing the compensation paid to our chief executive officer, the compensation committee relies on both information from our selected peer group and its judgment with respect to the factors described in this section. With the input of our compensation consultant and based on the peer group analysis described in this section, the chief executive officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards, performance goals for incentive compensation and equity awards for the named executive officers, other than his own. The compensation committee carefully considers the recommendations of the chief executive officer when making decisions on setting base salary, bonus payments under the prior year's incentive compensation plan, target amounts and performance goals for the current year's incentive compensation plan, and any other special adjustments or bonuses.

        In determining whether to adjust the compensation of any one of our executive officers, including our named executive officers, we annually take into account the changes, if any, in the following:

  •
  market compensation levels;

  •
  the contributions made by each executive officer;

  •
  the performance of each executive officer;

  •
  the increases or decreases in responsibilities and roles of each executive officer;

  •
  the business needs for each executive officer;

  •
  the relevance of each executive officer's experience to other potential employers; and

  •
  the readiness of each executive officer to assume a more significant role within the organization.

        In addition to the processes and factors listed above, our compensation committee engaged a consultant in fiscal 2008, Hewitt Associates, to conduct a peer group analysis and to help us analyze applicable compensation data to determine the appropriate compensation levels for our named executive officers, including base, bonus and equity components, against the peer group and industry practices. The peer group included companies which were publicly held, had generally between $200 million and $1.0 billion in annual revenues, were engaged principally in the IT services and/or IT consulting industries focused on services and/or technology, and were primarily based or headquartered in the United States. The peer group also included companies against which we also directly compete for recruiting and hiring employees, even if such companies annual revenues were above $1.0 billion. These peer group companies were Analysts International Corporation, Answerthink, Inc., CIBER, Cognizant Technologies, Inc., Computer Task Group, Inc., Covansys Corporation, eFunds Corporation, iGate Corporation, Infocrossing, Inc., Intelligroup, Inc., Kanbay International Inc., Keane, Inc., Sapient Corporation, Syntel Inc. and TechTeam Global Inc. We believe that the practices of this peer group of companies provide us with appropriate compensation benchmarks because these companies have similar organizational structures and tend to compete with us to attract executives and other employees. For benchmarking executive compensation, we typically review the compensation data we collected from this group of companies, as well as a subset of the data from companies with revenues, numbers of employees and market capitalizations similar to our profile. While we generally target the market median of our peer group in recommending and approving compensation for our executive officers to remain competitive, we also consider the other factors listed in this section.

        We have reassessed the relevance of our peer group for fiscal 2009 and we generally annually reassess the relevance of our peer group and make changes when judged appropriate. We believe that the use of a peer group analysis and generally targeting the market median of our peer group are important factors in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.

Executive compensation components

        Our fiscal 2009 executive compensation program is primarily composed of base salary, annual incentive cash compensation payable on an annual basis and equity compensation. Our compensation committee has not adopted a formal policy for allocating between various forms of compensation. However, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance and be competitive within our peer group. With respect to various equity-based awards, we typically grant stock options or restricted stock awards, including performance-based restricted stock, as a means of providing longer-term equity-based incentives to our executives. In addition, we provide our executives with benefits that are generally available to our salaried employees, including medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan. In April 2007, in connection with our initial public offering, we entered into agreements with each of Messrs. Canekeratne, Holler, Modder and Smith, our former president and chief operating officer, that provide for certain severance benefits upon termination of employment or a change in control. See the Section below, "Potential payments upon termination or change in control."

        Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation, including base salary, incentive cash compensation and equity compensation, to be paid to each of our executives for our fiscal year ended March 31, 2009 based on a number of factors, including:

  •
  designing our compensation programs to be competitive with the peer group companies reviewed by our compensation committee in the IT services and/or IT consulting industries (as set forth above) and generally targeted at the market median (50th percentile);

  •
  the roles and responsibilities of our executives;

  •
  the individual experience and skills of, and expected contributions from, our executives;

  •
  the amounts of compensation being paid to our other executives;

  •
  our executives' historical compensation at our Company; and

  •
  the provisions of applicable employment agreements.

        In addition to the criteria above, the actual amount and allocation of total compensation (i.e., base salary, variable incentive cash compensation awards and equity awards) paid or issued to our named executive officers also reflects the timing and circumstances of when the executive joined us, the equity holdings of the executive officer and the geographic location of such executive officer. For instance, our founder, chairman and chief executive officer, Mr. Canekeratne, has a substantial equity interest in us and his current cash and equity compensation partially reflects this situation, while cash and equity compensation of Mr. Smith, our former president and chief operating officer who joined us in September 2004, partially reflects a negotiated employment and compensation package based on then current market conditions. In addition, the compensation paid to Mr. Modder, who resides in Sri Lanka, partially reflects the lower cost geography of Sri Lanka. Although no formal policy for allocating between various forms of compensation has been adopted, our overall compensation, and each element of compensation, for these executives, in part, reflects our objective of targeting the median compensation of our peer group companies listed above which we have selected for our compensation benchmarking for our fiscal year 2009.

        We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

        Base salary.    Our compensation committee annually reviews salary ranges and individual salaries for our executive officers. We have historically established base salaries for each of our executives based on many factors, including competition in the marketplace to hire and retain executives, experiences of our directors and leadership team with respect to salaries and compensation of executives in similarly situated companies in the IT industry and other similar industries, the factors listed in the section above, as well as additional factors which we believe enables us to hire and retain our leadership team in an extremely competitive environment. We also engaged Hewitt Associates to assist the compensation committee in conducting formal peer review analysis and developing our overall executive compensation program and philosophy for fiscal year 2009, as described in more detail above. Salaries are structured so that they are at least comparable with salaries paid by the peer companies (listed in the section above) reviewed by the compensation committee in the IT services and/or IT consulting industries focused on services. We generally target base salaries for each of our executives at the market median (50th percentile) in this peer group and also take into consideration many additional factors that we believe enable us to attract, motivate and retain our leadership team in an extremely competitive environment.

        In March 2008, our compensation committee recommended to the board, and our board approved, an increase of the base salary compensation to Mr. Holler, our then executive vice president, finance and chief financial officer, secretary and treasurer, from $200,000 in fiscal year 2008 to $210,000 for the fiscal year ended March 31, 2009, effective as of April 1, 2008. This increase in base salary reflected the increased role and responsibilities of Mr. Holler as the chief financial officer of a newly public company (August 2007) and aligning Mr. Holler's salary more closely with the median salary of chief financial officers with the benchmarks in our peer group analysis.

        For our fiscal year ended March 31, 2009, the compensation committee also established annual base salaries for our other executive officers, which were based on the factors listed in the sections above. Based on such factors, the annual base salaries of Mr. Canekeratne, our chief executive officer, and Mr. Modder our then executive vice president and managing director, Asian operations, were set at $300,000 and $150,000 respectively. Although we establish the annual base salary amounts in U.S. dollars for Mr. Modder who is based in Sri Lanka, we pay this salary in Sri Lankan rupees. Therefore the amounts we pay Mr. Modder may vary slightly from the established base salary amount because of fluctuations in foreign exchange rates during the fiscal year.

        In addition, on October 27, 2008, our board, based on the recommendation of our compensation committee, made the following appointments and promotions: Thomas R. Holler, our executive vice president, finance, chief financial officer, treasurer and secretary, was appointed to the new role of executive vice president and chief operating officer; Keith Modder, our executive vice president, managing director-Asian operations, was appointed to the new role of president, Asia and executive vice president, global services; Raj Rajgopal, our general manager of communications, content, and technology, or CCT, business unit, was appointed to executive vice president, business development and client services; and Ranjan Kalia, our senior vice president, finance was appointed to senior vice president, chief financial officer, treasurer and secretary.

        In connection with these promotions, each of Mr. Rajgopal and Mr. Kalia's existing base salaries of $250,000 and $200,000, respectively, as had been set for our fiscal 2009 prior to their promotions, were not increased, and the base salaries of each of Messrs. Holler and Modder also remained unchanged.

        We had also set the base salary of Mr. Smith, our former president and chief operating officer, at $250,000 primarily due to obligations under his employment agreement with us.

        The fiscal 2009 annual base salaries of our named executive officers represent an average increase of less than 1.0% over the fiscal year 2008 fiscal year base salaries for these named executive officers. We believe that the base salaries paid to our executive officers during our fiscal year ended March 31, 2009 achieve our executive compensation objectives and are competitive with those of similarly-situated companies.

        Variable incentive cash compensation award program.    We have designed our variable incentive cash compensation award program, or VCCP, to reward our executive officers upon the achievement of certain annual revenue and operating profit goals, as approved in advance by our compensation committee and board of directors. Our VCCP emphasizes pay-for-performance and is intended to closely align executive compensation with achievement of certain operating results and an increase in stockholder value. The compensation committee communicates the bonus criteria to the named executive officers at the beginning of the fiscal year. For our fiscal year ended March 31, 2009, our compensation committee (with board approval) set the applicable revenue and operating income targets. The performance goals and bonus criteria established by the compensation committee under the VCCP are based on our historical operating results and growth rates as well as our expected future results, and are designed to require significant effort and operational success on the part of our executives and the Company. Our compensation committee determined that it was in the best interest of the Company, and more aligned with industry practices, to measure revenue and operating income only on an annual basis for our fiscal 2009 to determine if any bonus was earned. In this regard, our fiscal 2009 revenue and operating profit targets represented a significant increase over our actual fiscal 2008 revenue and operating profit. Although our actual fiscal 2009 revenue increased approximately 5% from our fiscal year 2008 results, our operating profit declined as compared to our fiscal year 2008 results. Thus, for our fiscal year 2009, we did not achieve the annual minimum thresholds (the terms are more fully described below) of revenue or operating profit under the VCCP and no payments were made to our executives under the VCCP.

        Messrs. Canekeratne, Holler and Modder, who were executive officers as of April 1, 2008, the first day of our fiscal year, were subject to the terms and conditions of the VCCP. Our former president and chief operating officer, Mr. Smith, who resigned in September 2008 remained subject to the VCCP on a pro-rated basis pursuant to the terms of his severance and change in control agreement with us. However, in connection with the promotions of Messrs. Rajgopal and Kalia to executive officers in October 2008, each of Messrs. Rajgopal and Kalia remained subject to his respective variable compensation plan in effect for the fiscal year ended March 31, 2009, and not the VCCP, as further described below.

        Under the terms of the VCCP, 40% and 60% of the executive officer's bonus is tied to achievement of our fiscal 2009 revenue target and operating income target, respectively. If achieved, we pay our executives their applicable annual bonuses within 75 days of the end of our fiscal year. In addition, the VCCP provides for bonus adjustments of up to 110% of the applicable target bonus amount if we exceed the VCCP revenue target threshold by approximately 4% and the target operating income target by approximately 14% (and pro-rated accordingly), and down to 80% of the applicable target bonus payout, if, and to the extent, that our actual revenue and operating income fell short of the target revenue and operating income thresholds by no more than approximately 4% for revenue and no more than 17% for operating income (pro-rated down to the minimum threshold). We would pay no bonus under the VCCP if the minimum revenue and operating income targets are not achieved. In addition, we would pay no revenue related bonus under our VCCP if we did not achieve the minimum revenue target and no operating income related bonus if we did not achieve the minimum operating income target. The performance goals established by our compensation committee under the VCCP are based on our historical results, and are designed to require significant effort and success on the part of the Company and our executives. For example, based on our operating results for our fiscal year ended March 31, 2009, no bonuses were earned or paid under the VCCP to Messrs. Canekeratne, Holler or Modder (or to Mr. Smith, our former president and chief operating officer) who were the named executive officers subject to the terms of the VCCP in fiscal 2009. All payouts under our VCCP are based on actual results of operations and must be approved by our compensation committee and board of directors.

        In connection with Mr. Rajgopal's promotion to executive vice president, business development and client services, Mr. Rajgopal remained subject to his individual variable compensation plan in existence prior to his promotion, and not the VCCP. Under Mr. Rajgopal's variable plan, Mr. Rajgopal had a variable cash target of $150,000 for the fiscal year ended March 31, 2009 based on achievement of certain revenue milestones, contribution account margins of his business unit and individual business objectives discussed below, (each weighted 33%). Mr. Rajgopal could earn and be paid up to 40% and 60% of the targeted annual cash amount based on achievement of certain revenue, contribution account margin and individual objectives (each weighted 33%) for the six month period ended September 30, 2008 and March 31, 2009, respectively. Mr. Rajgopal could also earn up to 110% of his revenue and contribution account margin component if he exceeded his revenue and contribution account margin target by 5%, or down to 90% of his revenue component, if he achieved no less than 95% of his revenue target, or 80% of contribution account margin component if he achieved no less than 90% of his contribution account margin target. Any amounts paid for the first half variable plan cash amount earned would be deducted from any annual bonus payment.

        Mr. Rajgopal did achieve his targeted individual objectives for the six month period ended September 30, 2008 and March 31, 2009, respectively which were weighted 33% of his total variable plan cash target, but he did not achieve his revenue or contribution account margin minimum thresholds for either period. Mr. Rajgopal earned and was paid $20,000 for achievement of his individual targeted objectives (or 100% of this component) for the six month period ended September 30, 2008 (prior to his becoming an executive officer) and $30,000 for achievement of his targeted individual objectives (or 100% of this component) for the six month period ending March 31, 2009. These individual objectives included the strengthening of our client foundation and our sales team, expansion of profitability within certain of our accounts, expansion of certain key accounts and the modification and integration of our business units to align better with our domain expertise, geographic expansion and our service offerings in the six month period ended March 31, 2009. For the fiscal year ended March 31, 2010, Mr. Rajgopal will be subject to the VCCP that is applicable to our executive officers.

        Similarly, in connection with Mr. Kalia's promotion to senior vice president, chief financial officer, treasurer and secretary in October 2008, Mr. Kalia remained subject to his individual variable compensation plan in existence prior to his promotion and not the VCCP generally applicable to our other executive officers. Under the terms of Mr. Kalia's offer letter, Mr. Kalia had a variable compensation plan cash target of $75,000 for the fiscal year ended March 31, 2009 which was to be earned 50% for each of the six month periods ended September 30, 2008 and March 31, 2009, respectively, based on his achievement of certain individual performance objectives in each period. Under the terms of the variable compensation plan, Mr. Kalia could earn up to 140% and 125% of the targeted variable cash amount for the six months ended September 30, 2008 and March 31, 2009, respectively, based in part on Mr. Kalia's performance rating and general company performance for these respective periods. For the six months ended September 30, 2008, Mr. Kalia achieved 100% of his individual objectives and was paid $31,329 under the terms of his variable cash compensation plan (which reflected Mr. Kalia's performance rating and start date and the plan as applied to all employees generally). In addition, due to Mr. Kalia's individual performance rating for the six month period ended September 30, 2008, Mr. Kalia was also paid an additional special bonus of $18,750. For the six month period ended March 31, 2009, Mr. Kalia was eligible to earn up to $37,500 in variable cash compensation per his offer letter, based on achievement of certain individual objectives which included, managing our Sarbanes Oxley compliance obligations, obtaining an unqualified integrated audit report from our independent registered accountants, increasing operating metrics of gross margin, utilization and operating profit margin from our first quarter in fiscal 2009 to our fourth quarter in fiscal 2009, retaining and developing our finance team, developing a strategy for geographic expansion and assuring that our reporting system could accommodate the realignment of our business units by March 31, 2009. As Mr. Kalia achieved 100% of his objectives, Mr. Kalia earned and was paid $30,469 (which reflects the variable plan as applied to all employees generally and Mr. Kalia's performance rating). For the fiscal year ended March 31, 2010, Mr. Kalia will be subject to the VCCP that is applicable to our executive officers.

        Our VCCP represents a significant percentage of our executive officers' base salaries and varies depending on the seniority and position of the executive officer, thus aligning our executives' compensation to our performance and creation of stockholder value. For our fiscal year ended March 31, 2009, the target bonuses under our VCCP for our chief executive officer, our executive vice president and chief operating officer and our president, Asia and executive vice president, global services, as a percentage of base salary, were 58.3%, 50.0% and 40.0%, respectively. Mr. Rajgopal and Mr. Kalia, under their respective individual bonus plans, had targeted bonuses, as a percentage of base salary, of 60% and 37.5%, respectively, for the fiscal year ended March 31, 2009. Our former president and chief operating officer had a targeted bonus of $250,000 which was 100% of his base salary, as set by his then employment agreement. While there was no payout of any amounts to Messrs. Canekeratne, Holler, Modder or our former president and chief operating officer under the terms of the VCCP, Mr. Rajgopal and Mr. Kalia's actual bonus payouts of $50,000 and $80,548, respectively, under their individual performance plans for fiscal 2009, represented 20% and 40.3%, respectively, of their fiscal 2009 base salaries.

        Our compensation committee and board of directors established the fiscal 2009 target bonuses for each individual executive officer subject to the VCCP based on the historical targets for such executive, the seniority and ability of the executive to drive corporate performance, the geographies in which such executive is located, provisions of their respective employment agreements that were negotiated at the time of hire, as well as our objective to target cash incentives generally at the 50th percentile of similar cash incentives provided to officers in peer group companies in the IT services and/or IT consulting industries, as reviewed by the compensation committee, as described in more detail above. In addition, for fiscal year 2009, our compensation committee engaged Hewitt Associates to assist it to establish the parameters of our VCCP. Our compensation committee and board agreed to maintain Mr. Rajgopal and Mr. Kalia's existing individual bonus plans in effect prior to their promotions as these plans were determined to be fair and reasonable and the promotions occurred nearly seven (7) months into our 2009 fiscal year.

        Equity compensation.    We also use stock options and equity-based incentive programs to attract, retain, motivate and reward our executive officers. Through our equity-based grants, we seek to align the interests of our executive officers with our stockholders, reward and motivate both near-term and long-term executive performance and provide an incentive for retention. Our decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on our understanding and individual experiences of market practices of similarly-situated companies and our negotiations with our executives in connection with their initial employment or promotion. For our fiscal year 2009, we also engaged Hewitt Associates and used our peer group analysis as described above, to assist us with assessing the allocation and use of equity compensation as a component of total compensation. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program. While annual incentive cash compensation is designed to encourage shorter-term performance, generally performance over a one-year period, equity-based awards are designed to encourage our named executives' performance over several years.

        To date, all grants of equity-based awards to our executive officers have been subject to approval first by the compensation committee and then by the board of directors at regularly scheduled or special meetings during the year. Our compensation committee has approved and our board of directors has adopted and approved of an equity award grant policy, pursuant to which all equity awards must be approved by the compensation committee. Our practice is also to obtain full board approval of all equity awards approved by the compensation committee. All equity awards will be made at fair market value based on the closing market price of our common stock on the NASDAQ Global Market on the effective date of grant. While our current equity incentive plans may permit the granting of equity awards at any time, our equity award grant policy provides that we will generally only grant incentive awards on a regularly scheduled basis, as follows:

  •
  grants made in connection with the hiring of a new employee or promotion of an existing employee will be made on a regular quarterly basis on the third trading day after we first publicly release our financial results for the quarter or year, as the case may be; and

  •
  grants made to existing employees, other than in connection with a promotion will generally be made, if at all, on an annual basis and will generally be made effective on the third trading day after we first publicly release our financial results for the prior quarter or year.

        A number of factors are considered in determining the amount of equity incentive awards, if any, to grant to our executives, including:

  •
  ensuring that our allocation of long term equity incentive awards are competitive with the peer group companies reviewed by our compensation committee in the IT services and/or IT consulting industries and that our executive compensation is generally targeted at the market median (50th percentile);

  •
  the number of shares subject to, and exercise prices of, outstanding options, both vested and unvested, held by our executives;

  •
  the vesting schedule of the unvested equity awards held by our executives; and

  •
  the amount and percentage of our total equity on a diluted basis held by our executives.

        Equity compensation awards to our named executive officers has primarily consisted of stock option awards, restricted stock awards which vest over time, and performance-based restricted stock awards, which vest only on achievement of certain milestones or thresholds such as revenue and operating profit achievement. Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten (10) years, subject to continued employment with our Company. Stock options are earned on the basis of continued service to us and generally, for an initial grant, vest over four (4) years, beginning with 25% vesting one year after the date of grant, then pro-rata vesting quarterly thereafter, and, for incumbent grants, generally vest quarterly over four (4) years in sixteen (16) equal installments. Our compensation committee also considers restricted stock awards to our executive officers, which are subject to time-based vesting and/or performance-based vesting. With respect to restricted stock awards that are subject to time-based vesting, the executive officer has immediate voting rights as a holder of shares of restricted stock which are subject to time-based vesting, but the officer's right to continue to hold the shares (and thus any appreciation of such shares) and the right to sell such shares without restriction are still dependent upon the executive's continued service, the continued vesting of the shares and our growth and operational success. For performance-based restricted stock awards, the executive officer has immediate voting rights as a holder, except that vesting occurs only upon achievement of performance-based criteria (thus giving the officer the right to sell such shares without restriction) such as revenue or operating profit. Shares of restricted stock which do not vest, whether time-based vesting or performance-based, are subject to repurchase or forfeiture. Thus, these grants continue to align the interests of the executive with those of the stockholders.

        For instance, in March and May 2008, our board, based on the approval and recommendation of the compensation committee, awarded Mr. Holler, then our chief financial officer, an option exercisable for 80,000 shares and 120,000 shares of restricted stock, respectively, effective on May 23, 2008, pursuant to the terms of our equity award policy. Such equity awards are subject to a 4 year quarterly vesting and may be accelerated by 12 months if, by March 31, 2010, the Company and Mr. Holler achieve corporate operating performance based milestones.

        Further, in connection with the executive promotions in October 2008, as stated above, and in connection with setting executive compensation for fiscal 2009, our board granted, upon our compensation committee recommendation and approval, performance-based restricted stock awards for 50,000, 15,000, 35,000, 35,000 and 10,000 shares to each of Messrs. Canekeratne, Holler, Modder, Rajgopal and Kalia, respectively. These performance-based restricted shares vest only upon achievement by us of certain revenue and operating income targets (which have been established by our compensation committee and approved by our board) for each fiscal year over the next four fiscal years, commencing with the fiscal year ending March 31, 2010. Each fiscal year is considered a performance period. The restricted shares would vest at a rate of 25% per performance period if the applicable operating income and revenue targets are achieved for that performance period; provided that:

  (a)
  Vesting of 40% of the restricted shares in each tranche for a performance period is based on achievement of certain revenue thresholds for such performance period; and

  (b)
  Vesting of 60% of the restricted shares in each tranche for a performance period is based on achievement of certain operating income thresholds for such performance period; provided further that:

  i.
  if we do not achieve the applicable targets for a performance period, the number of restricted shares that would vest would be reduced on a pro-rated basis until achievement of the applicable revenue and operating income targets (each measured separately) fell below 80% of such targets;

  ii.
  no shares subject to vesting would vest to the extent that our performance was not 80% or more of the applicable target and such shares would be forfeited; and

  iii.
  25% of the number of shares originally granted would accelerate and become exercisable upon a change of control of the company.

Other benefits

        We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. We do not currently provide a matching contribution under our 401(k) plan to any executive officers but do offer limited matching to our non-highly compensated, non-executive employees. Moreover, with the exception of plans mandated by the governments of India and Sri Lanka, we do not offer retirement benefits (except in our 401(k) Plan). Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers. The compensation committee in its discretion may revise, amend or add to the officer's executive benefits and perquisites if it deems it advisable. In our fiscal year ended March 31, 2009, we purchased a golf membership for use for up to five (5) of our executives and members of our senior leadership team, including Messrs. Canekeratne, Holler, Kalia and Rajgopal, provided that the use is primarily for business purposes. To the extent that any use of the membership is for any personal use, such executive or senior leader is required to reimburse the Company for all such expenses incurred. In addition, the only other perquisites we provided to any of our named executive officers other than those normally provided to all salaried employees were those made available to Mr. Modder, who resides in Sri Lanka. We provided Mr. Modder with perquisites including full company-paid family health insurance, golf and athletic club memberships and the use of company-owned automobiles and employee provident fund and employee trust fund contributions (retirement benefits under Sri Lankan law). These perquisites are considered standard in Sri Lanka and similar to those customarily provided to other Sri Lankan-based executives.

Severance and change in control benefits

        In March 2007, our compensation committee engaged Hewitt Associates to provide advice, as well as a peer group analysis, for the purpose of the provision of severance and change in control benefits to our executive officers. Our peer group for these purposes consisted of 13 companies that are publicly held, have between $200 million and $800 million in annual revenues, are engaged principally in the IT services or IT consulting industries focused on services or technology and are based or headquartered in the United States. This peer group was slightly smaller in number than the peer group used for our executive compensation analysis and did not include the largest global IT services companies so that our peer group reflected only companies of comparable size and benefit offerings. These companies included Analysts International Corporation, Answerthink, Inc., Computer Task Group, Inc., Covansys Corporation, iGate Corporation, Infocrossing, Inc., Intelligroup, Inc., Kanbay International Inc., Patni Computer Systems, Inc., Sapient Corporation, Syntel Inc., TechTeam Global Inc. and WNS (Holdings) Limited. The compensation committee reviewed terms of severance programs and arrangements maintained by these peer companies, such as coverage (who amongst the executive officers are covered), benefit triggers (i.e., terminating events, like termination without cause, or resignation for "good reason" both prior to and after a change in control), coverage period (how long after a change in control would the benefits trigger or severance benefits be applicable), cash severance, continuation of health care benefits post termination and acceleration of vesting. Our goal in adopting severance and change in controls benefits was to offer competitive benefits to attract and retain our executive officers.

        In April 2007, we entered into executive agreements with Messrs. Canekeratne, Holler, Modder and Smith, our former president and chief operating officer, that provide for certain severance and change in control payments based on the factors listed above. On July 15, 2009, we entered into similar agreements with Mr. Rajgopal and Mr. Kalia as a result of promotions in fiscal 2009, the terms of which have been filed with the Securities and Exchange Commission. See "Potential payments upon termination of change in control" set forth below for a more detailed discussion.

        We have entered into indemnification agreements with each of our directors, providing for indemnification against expenses and liabilities reasonably incurred in connection with their service for us on our behalf.

Tax deductibility of executive compensation

        In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code and to be cost and tax effective. Therefore, the compensation committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our stockholders, even if such arrangements do not always qualify for full tax deductibility.

Executive compensation summary

        The following table sets forth summary compensation information for the Company's chief executive officer, chief financial officer and the four other most highly compensated executive officers for the fiscal years ended March 31, 2009, 2008 and 2007:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Kris Canekeratne,	2009	301,154		—	23,376	178,458		—	(3)	—		—		502,988
Chairman and Chief	2008	300,000		—	—	118,320		202,876	(3)	—		—		621,196
Executive Officer	2007	225,000		—	—	—		192,500	(3)	—		—		417,500
Ranjan Kalia	2009	180,769	(4)	—	4,675	33,056		80,548	(5)	—		—		299,048
Senior Vice President,	2008	—		—	—	—		—		—		—		—
Chief Financial Officer,	2007	—		—	—	—		—		—		—		—
Treasurer and Secretary
Danford F. Smith	2009	125,962	(6)	—	—	498,653	(7)	—	(3)	—		243,176	(8)	867,791
Former President and	2008	250,000		—	—	1,038,232	(7)	211,565	(3)	—		—		1,499,797
Chief Operating Officer	2007	250,000		—	—	1,038,232	(7)	220,000	(3)	—		—		1,508,232
Thomas R. Holler,	2009	210,809		—	550,366	192,962		—	(3)	—		—		954,137
Executive Vice President	2008	200,000		—	—	32,198		84,626	(3)	—		—		316,824
and Chief Operating Officer	2007	190,000		—	—	37,042		66,000	(3)	—		—		293,042
Raj Rajgopal,	2009	250,073		—	27,845	95,759		50,000	(5)	—		—		423,677
Executive Vice President,	2008	—		—	—	—		—		—		—		—
Business Development and	2007	—		—	—	—		—		—		—		—
Client Services
Roger Keith Modder,	2009	146,563		—	16,363	51,914		—	(3)	(1,857)	(10)	31,389	(11)	244,372
President, Asia and	2008	148,523		—	—	53,945		63,563	(3)	10,380	(10)	29,822	(11)	306,233
Executive Vice President	2007	128,022		—	—	62,416		46,486	(3)	1,555	(10)	29,116	(11)	267,595
Global Services(9)

(1)
All salary amounts in the table above reflect the earnings of each named executive officer as calculated based on the actual number of business days in each fiscal year.

(2)
All stock options were granted at the fair market value on the date of grant under either our 2007 Stock Option and Incentive Plan (the "2007 Plan") or 2000 Amended and Restated Stock Option Plan (the "2000 Option Plan"), except for Mr. Smith's options, which at the date of grant were granted outside of the 2000 Stock Option Plan. For any stock based awards, we valued these awards at the fair market value on the date of grant. We account for equity-based compensation under the provisions of SFAS 123(R). The value reported above for each named executive officer is the amount of SFAS 123(R) compensation expense recognized for financial statement reporting purposes for the respective fiscal year ended March 31, assuming no equity award forfeitures. For a discussion of the assumptions used for SFAS 123(R) valuations and compensation expense for the respective fiscal years ended March 31, 2008 and 2009, see note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and 2009.

(3)
Non-equity incentive plan compensation payouts under our VCCP as approved by our compensation committee and our board.

(4)
Reflects Mr. Kalia's start date of April 28, 2008.

(5)
Individually based variable incentive plans for executive as approved by the compensation committee and our board of directors.

(6)
Reflects termination date of September 30, 2008.

(7)
In November 2005, our board of directors approved the re-pricing of Mr. Smith's stock option award from the original $6.89 per share price to $2.38 per share, the fair market value of our common stock at that time. The cumulative amount of additional compensation to be recognized due to this option re-pricing over the remaining service period is $501,546, of which $48,683 is included in the fiscal 2009 amount and $181,145 in each of the fiscal 2008 and 2007 amounts. In connection with this re-pricing, we amended Mr. Smith's eligible performance-based cash bonus under our VCCP to reduce the target of $250,000 per year to $200,000 in each of the fiscal years ended March 31, 2008 and 2007.

(8)
Reflects accrued vacation pay of $9,615 accrued through the termination date, $5,108 in continuation of healthcare benefits and a lump sum severance payment of $228,453 in connection with Mr. Smith's separation agreement with us.

(9)
All cash amounts are paid and recorded in Sri Lankan rupees and were translated into U.S. dollars using the annual average exchange rates of $0.00897, $0.00909 and $.00944 per rupee for the fiscal years ended March 31, 2009, 2008 and 2007, respectively

(10)
Represents the year-over-year change in the value of accumulated pension benefits to be paid under the government-mandated Sri Lanka Defined Benefit Gratuity Plan, and reflects any changes in fiscal year end exchange rates of the Sri Lankan rupee to the U.S. dollar.

(11)
Includes the value of the following perquisites: imputed interest at 8.5% on a $29,000 non-interest bearing loan ($2,260 in fiscal 2007 and $0 in fiscal 2009 and 2008 as Mr. Modder repaid the loan in full in March 2007), company-paid health insurance premium ($7,025, $6,375 and $5,237 in fiscal 2009, 2008 and 2007, respectively), golf and athletic club memberships ($953, $1,353 and $1,350 in fiscal 2009, 2008 and 2007, respectively), employee provident fund and employee trust fund contributions ($12,917, $13,090 and $10,191 in fiscal 2009, 2008 and 2007, respectively), company-owned auto expenses ($9,741, $9,005 and $10,078 in fiscal 2009, 2008 and 2007, respectively) and $753 of other perquisites in fiscal 2009.

Fiscal 2009 grants of plan-based awards

        The compensation committee approves all of our equity-based and non-equity-based awards to all of our employees, including our executive officers. The expected payouts under the non-equity incentive plan awards in the table below for Messrs. Canekeratne, Holler and Modder are those under our VCCP, and those for Messrs Kalia and Rajgopal are the expected payouts under their individual variable compensation plans. All of these incentive plans are discussed above and amounts awarded are recorded in the 2009 fiscal year to which they apply and there are no provisions for future payouts.

GRANT OF PLAN BASED AWARDS 2009

					All Other Stock Awards: Number of Shares of Stock Or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Exercise or Base Price of Option or Stock Awards ($/Share)	Grant Date Fair Value of Option and Stock Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kris Canekeratne(2)	—	140,000	175,000	192,500	—		—	—	—
	11/3/08	—	—	—	50,000	(4)	—	5.12	256,000
Ranjan Kalia(3)	—	67,500	75,000	99,375	—		—	—	—
	5/23/08	—	—	—	—		40,000	10.02	180,436
	11/3/08	—	—	—	10,000	(4)	—	5.12	51,200
Thomas R. Holler(2)	—	84,000	105,000	115,500	—		—	—	—
	5/23/08	—	—	—	—		80,000	10.02	359,424
	5/23/08	—	—	—	120,000	(5)	—	10.02	1,202,400
	11/3/08	—	—	—	15,000	(4)	—	5.12	76,800
Roger Keith Modder(2)	—	48,000	60,000	66,000	—		—	—	—
	11/3/08	—	—	—	35,000	(4)	—	5.12	179,200
Raj Rajgopal(3)	—	130,000	150,000	160,000	—		—	—	—
	5/23/08	—	—	—	—		12,241	10.02	54,996
	5/23/08	—	—	—	5,489	(5)	—	10.02	55,000
	11/3/08	—	—	—	35,000	(4)	—	5.12	179,200
Danford F. Smith(2)(6)	—	100,000	125,000	137,500	—		—	—	—

(1)
The amounts reported in this column reflect the grant date fair value of all awards computed under SFAS 123(R).

(2)
Represents amounts that could be paid under our VCCP.

(3)
Under individual variable award plan.

(4)
Restricted stock awards, with performance-based vesting. See section "Fiscal 2009 outstanding equity awards at fiscal year-end" below for more details.

(5)
Restricted stock awards, with time-based vesting.

(6)
Mr. Smith resigned from the Company effective September 30, 2008, and his payouts are pro-rated accordingly.

Discussion of summary compensation and grants of plan-based awards tables

        Our executive compensation policies and practices, pursuant to which the compensation set forth in the summary compensation table and the fiscal 2009 grants of plan-based awards table was paid or awarded, are described above under "Compensation discussion and analysis." A summary of certain material terms of our compensation plans and arrangements is set forth below. See also note (10) of our audited financial statements for the fiscal year ended March 31, 2009, for a description of our equity and incentive plans.

Fiscal 2009 outstanding equity awards at fiscal year-end

        The following table sets forth certain information concerning the number of outstanding equity awards held by our named executive officers that are exercisable and unexercisable or vested and not vested at March 31, 2009:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Kris Canekeratne	—	100,000	(1)	14.00	8/2/2017	—		—
	—	—		—	—	50,000	(8)	310,000
Ranjan Kalia	—	40,000	(2)	10.02	5/23/2018	—		—
	—	—		—	—	10,000	(8)	62,000
Thomas R. Holler	25,483	—		1.57	5/21/2013	—		—
	17,891	7,668	(3)	5.48	4/28/2014	—		—
	14,976	8,985	(4)	4.19	8/7/2016	—		—
	20,000	60,000	(5)	10.02	5/23/2018	—		—
	—	—		—	—	82,500	(9)	511,500
	—	—		—	—	15,000	(8)	93,000
Roger Keith Modder	47,923	—		1.57	1/24/2011	—		—
	15,974	—		1.57	8/22/2011	—		—
	27,520	—		1.57	4/17/2012	—		—
	39,043	—		0.31	5/21/2013	—		—
	40,702	17,444	(3)	5.48	4/28/2014	—		—
	14,976	8,985	(4)	4.19	8/7/2016	—		—
	—	—		—	—	35,000	(8)	217,000
Raj Rajgopal	3,194	—		5.32	2/17/2015	—		—
	134,783	8,986	(6)	2.97	5/6/2015	—		—
	19,968	11,980	(4)	4.19	8/7/2016	—		—
	2,295	9,946	(7)	10.02	5/23/2018	—		—
	—	—		—	—	4,460	(10)	27,652
	—	—		—	—	35,000	(8)	217,000
Danford F. Smith(11)	388,626	—		2.38	9/22/2014	—		—

(1)
100% of the shares in this grant will vest on July 31, 2011 with this vesting subject to acceleration of 50% of the shares granted if certain Company performance milestones are met, by March 31, 2009 and 50% of the shares granted if certain Company performance milestones are achieved by March 31, 2010. The performance milestones were not met for the fiscal year ended March 31, 2009.

(2)
25% of the shares vested on April 28, 2009 and the remaining shares vest at a rate of 6.25% every 3 months thereafter through April 28, 2012.

(3)
All of the shares granted have vested.

(4)
6.25% of the shares in this grant vested on November 7, 2006, and the remaining shares vest 6.25% every 3 months thereafter through August 7, 2010.

(5)
12.5% of the shares in this grant vested on July 1, 2008, and the remaining shares vest at a rate of 6.25% each 3 month period thereafter. In addition, if certain performance based milestones are met by March 31, 2010, vesting will be accelerated by 12 months.

(6)
25% of the shares in this grant vested on April 11, 2006, and the remaining shares vest 6.25% every 3 months thereafter through April 11, 2009.

(7)
6.25% of the shares in this grant vested on September 1, 2008, and the remaining shares vest at a rate of 6.25% every 3 months thereafter through June 1, 2012.

(8)
These performance-based restricted stock awards were granted pursuant to the 2007 Plan. These shares vest subject to achievement of performance-based criteria, with 25% of the shares eligible to vest each performance period (with each performance period being a fiscal year). The first performance period is the fiscal year ending March 31, 2010.

(9)
This restricted stock award was granted on May 23, 2008, 12.5% of the shares vested on June 1, 2008 and the remainder of the shares vest at a rate of 6.25% each 3 month period thereafter.

(10)
This restricted stock award was granted on May 23, 2008, 6.25% of the shares vested on September 1, 2008 and the remainder of the shares vest at the rate of 6.25% each 3 month period thereafter.

(11)
Mr. Smith resigned from the Company effective September 30, 2008.

Fiscal 2009 option exercises and stock vested

        The following table sets forth for each named executive, certain information with respect to the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended March 31, 2009:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kris Canekeratne	—	—	—	—
Ranjan Kalia	—	—	—	—
Thomas R. Holler	—	—	37,500	286,500
Roger Keith Modder	—	—	—	—
Raj Rajgopal	—	—	1,029	6,140
Danford F. Smith(3)	410,096	1,741,088	—	—

(1)
Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated by the Exchange Act.

(2)
Amounts disclosed in this column were calculated based on the aggregate dollar amount realized by the named executive officer upon the vesting of the stock computed by multiplying the number of shares of stock vesting by the market price of our common stock on the vesting date in accordance with regulations promulgated under the Exchange Act.

(3)
Mr. Smith resigned from the Company effective September 30, 2008.

Pension benefits

        Our subsidiary, Virtusa (Sri Lanka) Private Limited, contributes to defined benefit plans covering their employees in Sri Lanka as mandated by the Sri Lankan governments. Benefits are based on our employee's years of service and compensation level. Except for Mr. Modder, none of our other named executive officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

        The following table summarizes the defined benefit plan of our Sri Lankan subsidiary for our fiscal year ended March 31, 2009:

2009 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)		Payments During Last Fiscal Year ($)
Roger Keith Modder	Sri Lanka Benefit Gratuity Plan	8	27,808	(2)	—

(1)
Under the plan, an employee's pension (gratuity) benefits vest after five years of credited service, and are payable in a lump sum amount upon retirement or separation of employment from the Company in an amount equal to one-half of an employee's basic monthly salary multiplied by the number of years of credited service. The amount reflected in the table represents the accumulated benefits payable at the end of fiscal 2009.

(2)
Amounts are recorded in Sri Lankan rupees and were translated into U.S. dollars using the fiscal year 2009 year-end exchange rate of $0.00869 per rupee.

Nonqualified deferred compensation

        None of our named executive officers is covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential payments upon termination or change in control

        In April 2007, we entered into executive agreements with Messrs. Canekeratne, Holler, Modder and our former president and chief operating officer, Mr. Smith, that provide for certain severance and change in control payments. The following summaries set forth potential payments payable to these executive officers upon termination of employment by us other than for cause or by the executive for good reason, or a change in control of us under the executive agreements and our other compensation programs. Cause is defined under these agreements to include willful misconduct or non-performance of duties, certain violations of our policies, the commission of a felony or misdemeanor involving moral turpitude and the failure to cooperate in certain internal or other investigations. Good reason includes a material reduction in the executive's annual base salary or targeted annual cash compensation, a substantial diminution of the executive's responsibility or authority or a more than 50 mile relocation of the executive's primary business location. The compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable.

        Termination by us other than for cause, or termination by executive for good reason, prior to a change in control.    Our executive agreements with Messrs. Canekeratne, Holler, Modder and our former president and chief operating officer, Mr. Smith, provide that if we terminate such executive's employment other than for cause, or if such executive terminates his employment for good reason, the executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  100% of Messrs. Canekeratne's and Smith's annual base salary and 50% of the annual base salary of Messrs. Holler and Modder; and

  •
  a prorated share of the annual bonus, if any, which the executive officer would have earned in the year in which the termination of employment occurs.

        In addition, upon any such termination, Messrs. Canekeratne and Smith are entitled to continued health benefits for 12 months and each other executive officer is entitled to six months of continued health benefits. All equity awards granted to Mr. Smith will have their vesting accelerated by 12 months upon a termination of Mr. Smith's employment other than for cause, or if Mr. Smith terminates his employment for good reason. The foregoing benefits are subject to the execution of a general release by the executive officer.

        Termination by us for cause or by executive for other than good reason; death or disability.    Regardless of any change in control, we are not obligated to make any cash payment or provide benefits to these executive officers if their employment is terminated by us for cause or by such executive without good reason other than the payment of unpaid salary and accrued and unused vacation pay. We do not provide any death or disability benefits for any of our executive officers that are not also available to our employees generally.

        Termination by us other than for cause or termination by executive for good reason following a change in control.    Our executive agreements with these executive officers provide that, in the event of a termination of employment other than for cause, or if such executive terminates his employment for good reason, within 24 months following a change in control in the case of Messrs. Canekeratne and Smith and 12 months following a change in control in the case of Messrs. Holler and Modder, such executive is entitled to a lump-sum severance payment (less applicable withholding taxes) equal to:

  •
  200% of Messrs. Canekeratne's and Smith's annual base salary and 50% of the annual base salary of Messrs. Holler and Modder; and

  •
  200% in the case of Messrs. Canekeratne and Smith, and 100% in the case of Messrs. Holler and Modder of the prorated share of the annual bonus, if any, which such executive officer would have earned in the year in which the termination of employment occurs.

        In addition, upon any such termination, Messrs. Canekeratne and Smith are entitled to continued health benefits for 24 months and each of Messrs. Holler and Modder is entitled to six months of continued health benefits. All unvested equity awards held by each such executive officer also become fully-vested and immediately exercisable. The foregoing benefits are subject to the execution of a general release by the executive officer.

        Automatic acceleration of vesting upon a change in control.    The terms of our executive agreements with our executive officers as listed above provide that the equity awards granted to these executive officers will have their vesting accelerated by 12 months upon any change in control, regardless of whether there is a subsequent termination of employment, except for the equity awards granted to Messrs. Holler and Modder prior to the effective date of their agreements. These awards and all other equity awards granted under our 2000 Option Plan are subject to the provisions of the plan, which provides that 25% of the total number of shares that are not vested and exercisable as of a date of a change of control become vested and exercisable.

        On August 28, 2008, we entered into a separation agreement with Mr. Smith, our president, chief operating officer and member of the board of directors, pursuant to which Mr. Smith resigned from his positions with us as an officer and member of the board of directors, effective September 30, 2008. Under the terms of the separation agreement, Mr. Smith became entitled to the same severance benefits that he would have received under his executive agreement with us dated as of April 5, 2007, had he been terminated by us without cause, including a lump sum severance payment of $228,453, continuation of health benefits for 12 months following the resignation date and a right to a pro-rated amount of his targeted bonus for the fiscal year ended March 31, 2009, subject to our achieving corporate performance metrics for the fiscal year ended March 31, 2009 as established by the compensation committee of the board of directors (and approved by our board of directors) as applied to all other executives under the 2009 fiscal year executive bonus plan or VCCP. As stated, Mr. Smith received no payments under the VCCP for the fiscal year ended March 31, 2009 as no payments were made under the VCCP for fiscal 2009. In addition, as part of the separation agreement, we agreed to amend the exercise period for vested options held by Mr. Smith for periods of up to an additional six months from the original exercise period. Mr. Smith agreed to a general release of claims in our favor and certain other conditions.

Kris Canekeratne

        The following table describes the potential payments and benefits upon employment termination or change in control for Kris Canekeratne, our chairman and chief executive officer, as if his employment terminated as of March 31, 2009, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$300,000	$300,000	$600,000	$—
Bonus(1)	—	—	—	—
Accrued and unpaid vacation	23,077	23,077	23,077	—
Acceleration of stock option vesting(2)	—	—	—	—
Acceleration of restricted stock award vesting	—	—	310,000	—
Continued health benefits	10,215	10,215	20,430	—

Total	$333,292	$333,292	$953,507	$—

(1)
The bonus amounts reflected are based on the annual payouts under our VCCP for the fiscal year ended March 31, 2009. No bonuses were earned or paid under this non-equity incentive program in fiscal 2009.

(2)
As noted above, Mr. Canekeratne's equity awards are subject to 12 month acceleration of vesting following a change in control, and become 100% fully-vested and immediately exercisable upon termination of his employment by the Company for other than cause or voluntary resignation for good reason following a change in control. However, at March 31, 2009 the closing market price for the common stock issuable upon exercise of his option was less than the exercise price and, therefore, no intrinsic value or benefit would be derived.

Thomas R. Holler

        The following table describes the potential payments and benefits upon employment termination or change in control for Thomas R. Holler, our executive vice president and chief operating officer, as if his employment terminated as of March 31, 2009, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$105,000	$105,000	$105,000	$—
Bonus(1)	—	—	—	—
Accrued vacation	13,051	13,051	13,051	—
Acceleration of stock option vesting	—	—	23,581	5,895
Acceleration of restricted stock award vesting	—	—	604,500	186,000
Continued health benefits	4,854	4,854	4,854	—

Total	$122,905	$122,905	$750,986	$191,895

(1)
The bonus amounts reflected are based on the annual payouts under our VCCP for the fiscal year ended March 31, 2009. No bonuses were earned or paid under this non-equity incentive program in fiscal 2009.

Roger Keith Modder

        The following table describes the potential payments and benefits upon employment termination or change in control for Roger Keith Modder, our president, Asia and executive vice president, global services as if his employment terminated as of March 31, 2009, the last business day of our last fiscal year. All cash amounts in U.S. dollars in the table below would be paid in Sri Lankan rupees.

Executive Benefits and Payments Upon Termination	Voluntary Resignation for Good Reason	Termination by the Company for Other Than Cause	Termination by the Company for Other Than Cause or Voluntary Resignation for Good Reason Following Change in Control	Acceleration Following Change in Control
Base salary	$75,000	$75,000	$75,000	$—
Bonus(1)	—	—	—	—
Accrued vacation	10,844	10,844	10,844	—
Acceleration of stock option vesting	—	—	30,622	7,655
Acceleration of restricted stock award vesting	—	—	217,000	—
Continued health benefits	3,513	3,513	3,513	—

Total	$89,357	$89,357	$336,979	$7,655

(1)
The bonus amounts reflected are based on the annual payouts under our VCCP for the fiscal year ended March 31, 2009. No bonuses were earned or paid under this non-equity incentive program in fiscal 2009.

Director compensation

        Upon recommendation of the compensation committee, our board of directors approved an amended and restated non-employee director compensation policy that provides for annual compensation of $80,000, of which we will make an annual stock option grant to each non-employee director with an economic value of $48,000 (based on a Black-Scholes valuation on the date of grant) and an annual retainer fee of $32,000 payable in cash. In addition, the chairmen of our audit, compensation and nominating and corporate governance committees will receive an annual fee of $18,000, $11,000 and $7,000, respectively. All cash payments will be made on a quarterly basis.

        In addition, we will make, under our 2007 Plan, a one-time, initial equity award grant of $90,000 (in the form of stock options, restricted stock awards or other equity award as recommended by our compensation committee and approved by our board) to any new non-employee director who joins the board of directors.

        Each stock option award granted to a non-employee director under the non-employee director compensation policy will be made at the board of directors' meeting immediately following our annual meeting, and will have a four-year vesting period, with 25% vesting after one year and with the remaining shares vesting in equal installments each three-month period thereafter. The vesting of all of the options granted to our non-employee directors will also accelerate by 12 months in the event of a change in control.

        We reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

        The following table sets forth a summary of the compensation earned by or paid to our non-employee directors for our fiscal year ended March 31, 2009:

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Izhar Armony	32,000	—	17,319	(3)	—	—	—	49,319
Robert E. Davoli	32,000	—	17,319	(3)	—	—	—	49,319
Andrew P. Goldfarb	16,000	—	6,859	(4)	—	—	—	22,859
Ronald T. Maheu	50,000	—	17,319	(3)	—	—	—	67,319
Rowland T. Moriarty	39,000	—	71,393	(5)	—	—	—	110,393
Martin Trust	43,000	—	17,319	(3)	—	—	—	60,319
William K. O'Brien	11,739		6,769	(6)				18,508

(1)
Represents the cash fees earned during fiscal 2009. We pay these fees promptly after the quarter in which they are earned.

(2)
All stock options were granted at the fair market value on the date of grant under our 2007 Plan and 2000 Option Plan, except for options granted to Mr. Trust in fiscal 2004, which were granted outside of the 2000 Option Plan. We account for stock option-based compensation under the provisions of SFAS 123(R). The value reported above for each named director is the amount of SFAS 123(R) compensation expense recognized for financial statement reporting purposes for the fiscal year ended March 31, 2009, assuming no option award forfeitures. For a discussion of the assumptions used for SFAS 123(R) valuations and compensation expense, see the information appearing in note 2 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

(3)
Consists of stock-based compensation expense for the fiscal year ended March 31, 2009 for (a) a stock option award granted on August 2, 2007 to purchase 6,719 shares of common stock at an exercise price of $14.00 per share which vests 25% after one (1) year and 6.25% each three (3) month period thereafter (total grant date fair value was $47,995) and (b) a stock option award granted on October 14, 2008 to purchase 22,716 shares of common stock at an exercise price of $4.74 which vests 25% after one (1) year from the date of grant, with the remainder vesting at a rate of 6.25% of the shares granted each 3 months thereafter (total grant date fair value was $48,001).

(4)
Consists of stock-based compensation expense for the fiscal year ended March 31, 2009 for a stock option award granted on August 2, 2007 to purchase 6,719 shares of common stock at an exercise price of $14.00 per share which vests 25% after one (1) year and 6.25% each three (3) month period thereafter (total grant date fair value was $47,995). Mr. Goldfarb's term expired as September 25, 2008, the date of the fiscal 2008 annual meeting of stockholders and he did not stand for reelection.

(5)
Consists of stock-based compensation expense for the fiscal year ended March 31, 2009 for (a) a stock option award granted on August 2, 2007 to purchase 6,719 shares of common stock at an exercise price of $14.00 per share which vests 25% after one (1) year and 6.25% each three (3) month period thereafter (total grant date fair value was $47,995), (b) a stock option award granted on August 7, 2006 to purchase 71,168 shares of common stock at an exercise price of $4.19 per share, which vests in equal quarterly installments over a three-year period (total grant date fair value was $175,555) and (c) a stock option award granted on October 14, 2008 to purchase 22,716 shares of common stock at an exercise price of $4.74 which vests 25% after one (1) year from the date of grant, with the remainder vesting at a rate of 6.25% of the shares granted each 3 months thereafter (total grant date fair value was $48,001).

(6)
Consists of stock-based compensation expense for the fiscal year ended March 31, 2009 on a stock option award granted on November 19, 2008 to purchase 44,074 shares of common stock at an exercise price of $4.47 which vests 25% after one (1) year from the date of grant, with the remainder vesting at a rate of 6.25% of the shares granted each 3 months thereafter (total grant date fair value was $89,999).

        The non-employee members of our board of directors who held such positions as of March 31, 2009 held the following aggregate number of unexercised options as of such date:

Name	Number of Securities Underlying Unexercised Options
Izhar Armony	45,409
Robert E. Davoli	29,435
Ronald T. Maheu	88,560
Rowland T. Moriarty	100,603
Martin Trust	99,768
William K. O'Brien	44,074

        The following table presents the fair value of each grant of stock options during the fiscal year ended March 31, 2009 to the non-employee members of our board of directors computed in accordance with SFAS 123(R):

Name	Grant Date	Number of Securities Underlying Unexercised Options	Exercise Price of Options Awarded ($)	Grant Date Fair Value of Options ($)
Izhar Armony	10/14/2008	22,716	4.74	48,001
Robert E. Davoli	10/14/2008	22,716	4.74	48,001
Ronald T. Maheu	10/14/2008	22,716	4.74	48,001
Rowland T. Moriarty	10/14/2008	22,716	4.74	48,001
Martin Trust	10/14/2008	22,716	4.74	48,001
William K. O'Brien	11/19/2008	44,074	4.47	89,999

Transactions with related persons

        Other than compensation agreements which are described above, since April 1, 2008, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        Our board of directors has adopted a written related party transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the board of directors, the audit committee, both or neither.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

        The audit committee of the board of directors has retained the firm of KPMG LLP, independent registered public accountants, to serve as independent registered public accountants for our 2010 fiscal year. KPMG LLP has served as our independent registered public accounting firm since 2004. The audit committee reviewed and discussed its selection of, and the performance of, KPMG LLP for our 2009 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee at its discretion may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of us and our stockholders.

        The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of KPMG LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by KPMG LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with KPMG LLP, see "The Board of Directors and Its Committees" and "Report of the Audit Committee of the Board of Directors."

        Representatives of KPMG LLP attended all eight (8) of the meetings of the audit committee in our fiscal year ended March 31, 2009. We expect that a representative of KPMG LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees billed by KPMG LLP

        The following table shows the aggregate fees for professional services rendered by KPMG LLP to us during the fiscal years ended March 31, 2009 and 2008:

	2009		2008
Audit Fees	$1,422,000	(1)	$2,434,000	(2)
Audit-Related Fees	4,000		—
Tax Fees	—		3,000
All Other Fees	2,400		8,000

Total	$1,428,400		$2,445,000

    (1)
    Consists of annual audit fees, including fees for work related to the audit of management's assessment of the effectiveness of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act for fiscal year 2009.

    (2)
    Consists of $1,418,000 of fees related to our registration statement on Form S-1 and our initial public offering which closed on August 8, 2007; and $1,016,000 of annual audit fees for our fiscal year 2008.

Audit fees

        Audit fees for both years consist of fees for professional services associated with the annual audits and registration statements.

Audit-related fees

        Fees for audit-related services consist of fees for accounting consultation and other services that were reasonably related to the performance of audits or reviews of our financial statements and are not reported above under "Audit fees."

Tax fees

        Tax fees consist of fees for professional services rendered for assistance with international statutory tax compliance. The audit committee has determined that the provision of these services to us by KPMG is compatible with maintaining their independence.

All other fees

        All other fees relate to permissible advisory services.

        All of the foregoing fees were pre-approved by the audit committee.

        For Proposal 2, the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the current fiscal year, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval.

Recommendation of the board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE "FOR" THE RATIFICATION OF KPMG LLP
AS VIRTUSA CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR FISCAL YEAR ENDED MARCH 31, 2010

OTHER MATTERS

        The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2010 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company's principal executive offices not later than March 29, 2010. Stockholders who wish to make a proposal at the 20010 annual meeting—other than one that will be included in the Company's proxy statement—must notify us between March 29, 2010 and May 28, 2010. If a stockholder who wishes to present a proposal fails to notify us by May 28, 2010 and such proposal is brought before the 2010 annual meeting, then under the Securities and Exchange Commission's proxy rules, the proxies solicited by management with respect to the 2010 annual meeting will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission's proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attn: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended March 31, 2009.

EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

VIEWING OF PROXY MATERIALS VIA THE INTERNET

        Federal Law permits us to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder's address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. If you would like to receive future stockholder communications over the Internet exclusively, and no longer receive any material by mail, please visit www.computershare.com/us/ecomms enter the company name, Virtusa Corporation, your account number (shown on your proxy card) and zip code to sign in, and then select receive company mailings via e-mail and provide your e-mail address. Your election to view proxy materials online is perpetual unless you revoke it later.

HOUSEHOLDING OF PROXY MATERIALS

        Our 2009 Annual Report, including audited financial statements for the fiscal year ended March 31, 2009 is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called "householding," is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attn: Secretary, (508) 389-7300. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to Virtusa Corporation, 2000 West Park Drive, Westborough, Massachusetts 01581, Attn: Secretary.

 Virtusa Corporation
Proxy for Annual Meeting of Stockholders

July 20, 2009

SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Ranjan Kalia and Paul D. Tutun, together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Virtusa Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Virtusa Corporation to be held on Tuesday, September 1, 2009 at 9:00 a.m., local time, at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, Massachusetts 01581, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 20, 2009, a copy of which has been received by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

SEE REVERSE SIDE

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED
☒ Please mark votes with a checkmark as in this example.

The Board of Directors recommends a vote FOR items 1 and 2.

1.
To elect three members to the board of directors, nominated by the board of directors, to serve for a three-year term as class II directors, such directors to serve for such term and until his respective successor has been duly elected and qualified, or until their earlier death, resignation or removal. The Board recommends a vote FOR each nominee.

  NOMINEES: Martin Trust, Izhar Armony and Rowland T. Moriarty

For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below.

2.
To ratify the selection of the firm of KPMG LLP, as our independent registered public accounting firm, for the fiscal year ending March 31, 2010. The Board recommends a vote FOR this proposal number 2.

☐    FOR            ☐    AGAINST            ☐    ABSTAIN

3.
To transact such other business as may properly come before the annual meeting and any adjournment thereof.

☐
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Important notice regarding the availability of the proxy materials for the Annual Meeting of Stockholders to be held on September 1, 2009: the Proxy Statement, Annual Report to Stockholders, and the address of the location of the Annual Meeting of Stockholders, for registered shareholders are available at www.envisionreports.com/vrtu, and for beneficial holders with shares in street name, at www.edocumentview.com/vrtu.

Proxy for Annual Meeting of Stockholders

July 20, 2009

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Ranjan Kalia and Paul D. Tutun, together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of Virtusa Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Virtusa Corporation to be held on Tuesday, September 1, 2009 at 9:00 a.m., local time, at the offices of Virtusa Corporation located at 2000 West Park Drive, Westborough, MA 01581, and at any adjournments or postponements thereof, upon matter set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 20, 2009, a copy of which has been received by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

See Reverse Side